SUB-ITEM 77E:
Legal Proceedings

Pending Litigation

Beginning in late 2007, lawsuits were filed in state and federal courts in Tennessee, Alabama, Arkansas, Indiana,
Mississippi, Louisiana, New York and Texas relating to certain fixed income funds managed by the Adviser, including the Funds.  Certain of the cases were filed as putative class actions on behalf of investors who purchased shares of the Funds from December 2004 through February 2008 and other cases were filed as actions on behalf of one or more individuals or trusts. The complaints name various entities and individuals as defendants including, among others, the Funds, the former adviser, Morgan Asset Management, Inc. ("MAM"), Morgan Keegan &
Company, Inc.  ("Morgan Keegan"), Regions Financial Corporation and several affiliates ("Regions"), certain former directors and former officers of the Funds and the Funds' former portfolio managers. The complaints generally allege that the defendants misrepresented or failed to disclose material facts relating to portfolio composition, fair valuation, liquidity and risk in Fund registration statements and other documents.  The plaintiffs sought damages in amounts to be determined at trial and reasonable costs and, in some cases, attorneys' fees.  An answer was filed in a state court case, Burke v. Citigroup Global Markets, Inc. pending in the circuit court of
Jefferson County, Alabama, on behalf of Helios Multi-Sector High Income Fund, Inc. and Helios Strategic
Income Fund, Inc.  Other than the Burke case and the class action and certain opt-out actions discussed below, no responses to the complaints have been filed in the actions pending against the Funds.

On March 18, 2010, four derivative actions were filed on behalf of each of the Funds. The complaints in these actions allege, among other things, that defendants MAM, and certain former officers and directors of the Funds breached their fiduciary duties and mismanaged the Funds in connection with portfolio composition, fair valuation, liquidity, risk management and disclosure. The complaints sought equitable relief, damages in an amount to be determined at trial and reasonable costs and attorneys' fees.  On November 5, 2010, the Court granted plaintiff's unopposed motion for consolidation of these actions, and on December 6, 2010, plaintiffs filed a consolidated amended complaint. The Boards of the Funds undertook an investigation of the underlying allegations in the consolidated amended complaint to determine whether pursuit of such claims was in the best interest of the Funds.  Following the Board's investigation, the Board authorized derivative plaintiffs' counsel to pursue the derivative claims on behalf of the Closed-End Funds.

On May 8, 2012, the parties notified the Court that a settlement in principle had been reached in the derivative action, and on May 9, 2012 the Court granted the parties' joint motion to stay the action pending finalization and documentation of the settlement terms. On January 4, 2013, the Court entered an order preliminarily approving the settlement and set forth the schedule for notice of the settlement to shareholders and scheduled a hearing for final approval of the settlement on April 12, 2013. On September 5, 2013, the Court entered an order approving the derivative settlement and award of attorney's fees and expenses. The approved Stipulation of Settlement settled and provided for the dismissal of the derivatives claims filed on behalf of the Closed-End Funds in the Litigation in exchange for a settlement payment to the Closed-End Funds by Regions Financial Corp. and several Morgan
Keegan affiliated entities, as defined in the Stipulation, in the amount of $6.0 million, less an attorneys' fee award in the amount of $1.8 million. Each of the Closed-End Funds' share of the settlement, after the attorneys' fee award was deducted, was approximately the amounts reflected below, based upon an allocation of the settlement to the Closed-End Funds approved by the Closed-End Funds' Boards of Directors:

Fund                                                     Amount Received                Per Share
Helios Advantage Income Fund, Inc. ......................$1,189,115                     $0.18
Helios High Income Fund, Inc. ...........................$  861,177                     $0.18
Helios Multi-Sector High Income Fund, Inc. ..............$1,196,838                     $0.16
Helios Strategic Income Fund, Inc. ......................$  952,870                     $0.16

On September 23, 2008, many of the cases pending in federal court in the Western District of Tennessee were consolidated into a single proceeding encaptioned In re Regions Morgan Keegan Closed End Fund
Litigation.  On May 8, 2012, the parties notified the Court that a settlement in principle had been reached in the securities class action, and on May 9, 2012 the Court granted the parties' joint motion to stay the action pending finalization and documentation of the settlement terms.  On August 5, 2013, the
Court entered an order approving the proposed settlement and award of attorney's fees.  The settlement provided for a release of securities claims alleged against the Closed-End Funds and other defendants, in exchange for a payment of $62 million by the non-Fund defendants to the class plaintiffs.  The
Stipulation of Settlement does not require any payment made by the Closed-End Funds in connection with the settlement of the securities class action.  The settlement contemplates the possibility that class members may opt out, and that certain parties have the ability to terminate the settlement if a designated level of opt outs occur.

Five opt out actions have been filed against the Closed-End Funds to date in the Western District of
Tennessee: Warwick et al. v. RMK High Income Fund, Inc. et al., Small v. RMK High Income Fund,
Inc. et al., Adkins et al. v. Regions Morgan Keegan Select High Income Fund, Inc., et al., Starnes et al.
v. Regions Morgan Keegan Select High Income Fund, Inc., et al., and Stein et al. v. Regions Morgan
Keegan Select High Income Fund, Inc., et al.  The complaints generally allege that defendants misrepresented or failed to disclose material facts relating to portfolio composition, fair valuation, liquidity and risk in Fund registration statements and other documents.  The Warwick and Small complaints claim damages in excess of $2.7m and $1.6m respectively.  On November 12, 2013, defendants, including the Closed-End Funds, filed separate motions to dismiss the Warwick and Small complaints.  The Adkins, Starnes and Stein complaints are brought on behalf of 93, 6 and 3 investors, respectively, and seek compensatory damages against all defendants, jointly and severally, in an amount to be proven at trial.  No responsive pleadings have been filed to date with respect to the Adkins, Starnes and Stein complaints.

On February 12, 2009, the Judicial Panel on Multidistrict Litigation ("Judicial Panel") issued an order transferring related actions pending in other federal courts to the United States District Court for the
Western District of Tennessee and directing that the transferred cases be coordinated or consolidated with the above-described actions relating to the Funds (the "MDL proceeding").
On June 18 and June 23, 2010, respectively, two actions were filed in the Northern District of Alabama against Morgan Keegan, MK Holding, Inc., the Funds, and certain other defendants.  These complaints generally allege that the defendants misrepresented or failed to disclose material facts relating to portfolio composition, fair valuation, liquidity and risk in Fund prospectuses and registration statements.
The plaintiffs seek damages in amounts to be determined at trial and attorneys' fees.  On July 28, 2010, joint motions were filed by plaintiffs, Morgan Keegan and MK Holding, Inc. in these proceedings for temporary stays pending transfer to the Western District of Tennessee for consolidated or coordinated pretrial proceedings as part of the MDL proceeding.  The Court entered the MDL transfer order consolidating the two actions on August 31, 2010.  In the action Francis et al. v. Morgan Keegan & Co
Inc. et al., on June 18, 2013, the defendants filed a motion to compel arbitration and for stay pending arbitration.  In the action Duncan et al. v. Morgan Keegan & Co, Inc. et al., on October 1, 2013, the
defendants filed motion to compel arbitration and for stay pending arbitration.

No estimate of the effect, if any, of these pending lawsuits on the Funds can be made at this time.